UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM C

UNDER THE SECURITIES ACT OF 1933

(Mark one.)

☐	Form C: Offering Statement

☐	Form C-U: Progress Update: _____________________________________________________

☐	Form C/A: Amendment to Offering Statement: ______________________________________

☐	Check box if Amendment is material and investors must reconfirm within five business days.

☒	Form C-AR: Annual Report

☐	Form C-AR/A: Amendment to Annual Report

☐	Form C-TR: Termination of Reporting

Name of issuer: The Chosen, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: Utah

Date of organization: October 24, 2017

Physical address of issuer: 4 South 2600 West, Suite 5, Hurricane, UT 84737

Website of issuer: thechosen.tv

Current number of employees: 32

	Most recent fiscal year-end	Prior fiscal year-end
Total Assets	$50,748,444	$19,798,638
Cash & Cash Equivalents	$15,932,446	$5,693,461
Accounts Receivable	$13,767,532	$3,982,295
Short-term Debt	$3,236,641	$1,029,690
Long-term Debt	$-	$-
Revenes/Sales	$49,015,659	$20,751,408
Cost of Goods Sold	$305,965	$2,008,904
Taxes Paid	$5,936,784	$100
Net Income	$25,885,146	$7,110,799

May 2, 2022

FORM C-AR

The Chosen, LLC

This Form C-AR (including the cover page and all exhibits attached hereto, the Form C-AR) is being furnished by The Chosen, LLC, a Utah Limited Liability Company (the ““Company,”“ as well as references to ““we,”“ ““us,”“ or ““our”“) for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission (““SEC”“).

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at https://invest.angelstudios.com/the-chosen-reg-cf no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form C-AR and any documents incorporated by reference herein or therein contain certain forward-looking statements and are subject to various risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements.  Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business.  You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as ““anticipate,”“ ““estimate,”“ ““expect,”“ ““project,”“ ““plan,”“ ““intend,”“ ““believe,”“ ““may,”“ ““should,”“ ““can have,”“ ““likely”“ and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statements made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR.  Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them.  The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About this Form C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide you with information different from that contained in this Form C-AR. You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other document are summaries, and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

SUMMARY

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto.

The Chosen, LLC (the ““Company”“ or ““The Chosen”“) is a Utah limited liability company, formed on October 24, 2017.

The Company is located at 4 South 2600 West, Suite 5, Hurricane, UT 84737.

The Company’s website is www.thechosen.tv

The information on or through our website is not a part of this Form C-AR

The Business

We, along with our two wholly owned subsidiary, The Chosen Texas, LLC and The Chosen House, LLC, and one subsidiary, Impossible Math LLC, of which the Company owns 100% voting interest and none of the nonvoting interests, are an independent television and film production company used solely to develop and produce an episodic television series entitled ““The Chosen”“ (the ““Series”“). The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

RISK FACTORS

Risks Related to the Company’s Business and Industry

History of Operations – The Company has limited operating history upon which an Investor can base an investment decision.

The Company is an early-stage television and film development and production company in which investors may lose their entire investment. The Company was formed on October 24, 2017 for a single purpose, to develop and produce a television series entitled ““The Chosen.”“ The Company has produced two seasons of the Series and due to its limited operating history, the Company is unable to provide investors with significant data upon which an evaluation can be made of the Company’s prospects and an investment in its securities.

The Company cannot be certain that its business plan or the remainder of the Series will develop or that production will be successful. As an early-stage company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

The Company cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability or compete successfully in the television and film production industry.

Actual Operating Results May Differ from Estimates – The Company’s actual operating results may differ from its initial estimates.

The Company’s operating results depend on production costs, public tastes, and promotion success. The Company expects to continue to generate its revenues from the distribution and exploitation of the Series and the rights therein. The ability of the Company to continue generating revenues depends on the continued successful distribution of Season 1 and Season 2 and getting Season 3 produced and into distribution, upon the timing and the level of market acceptance of Season 3, as well as upon the ultimate cost to produce, distribute and promote it. The revenues derived from the continued distribution of the Series depend primarily on its acceptance by the distributors and then by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production costs incurred. The commercial success of the Series also depends upon terms and condition of its distribution, promotion and marketing and certain other factors. Accordingly, the Company’s revenues are, and will continue to be, difficult to forecast.

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Revenues – There is no guarantee revenues will remain consistent over time.

It is likely that revenues generated from the Series will not remain consistent over time. Even if the Company is successful in creating, distributing, and marketing the Series, revenues from previous seasons will likely decrease over time as subsequent seasons of the Series are released. Further, once production, distribution and marketing of the entire Series is complete, revenues from the Series are likely to decrease over time.

Fluctuations in Operations – The Company’s operating results may fluctuate significantly.

The Company expects that its future operating results will fluctuate significantly as a result of, among other factors:

•	The timing of domestic and international releases of the Series;

•	The success of the Series;

•	The release of competitors’ television series and film productions into the market at or near the same time the Series is released;

•	The costs to distribute and promote the Series;

•	The success of attracting influential distributors and the success of such distributors in marketing and exploiting the Series;

•	The timing of receipt of proceeds generated by the Series by distributors;

•	The timing and magnitude of operating expenses and capital expenditures;

•	The level of un-reimbursed production costs in excess of budgeted maximum amounts;

•	The demand for, and costs of manufacturing of, merchandise related to the Series; and

•	General economic conditions, including continued slowdown in advertiser spending.

As a result, the Company believes that its results of operations may fluctuate significantly, and it is possible that the Company’s operating results could be below the expectations of investors.

Dependence on External Factors – The Company’s success depends on external factors in the television and film production industry.

Operating in the television and film production industry involves a substantial degree of risk. Each production is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of a production also depends upon the quality and acceptance of other competing productions released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. The Company’s success will depend on the experience and judgment of its management in producing the Series. There can be no assurance that the Series will reach the marketplace or that it will obtain favorable ratings or reviews once it does.

Diversification – The Company’s success depends entirely on one television series.

The most common way to diversify risk in the television and film production industry is by producing groups of productions, as done by the major production companies. This diversification reduces the impact of a single production’s commercial success or failure on a company’s overall financial health. Due to financial limitations, however, most television series are produced as individual projects and that is the case with the Series. The Company plans to produce one project so there will be no risk diversification for investors in the event that the Series is not successful.

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 Budget Overruns – Budget overruns may adversely affect the Company’s business.

Actual production costs may exceed their budget, sometimes significantly. Risks, such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects, or other aspects of production, such as shortages of necessary equipment, damage to film negatives, master tapes and recordings, or adverse weather conditions, may cause cost overruns and delay or frustrate completion of a production. If Season 3 incurs substantial budget overruns, the Company may have to seek additional financing from outside sources to complete production of the film. No assurance can be given as to the availability of such financing on terms acceptable to the Company. In addition, if a production incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant adverse impact on the Company’s business, results of operations or financial results.

Angel Studios Licensing Agreement – The Angel Studios licensing agreement gives Angel Studios exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if Angel Studios is unsuccessful, the Company may have lost a significant potential source of revenue.

Angel Studios, Inc. holds a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years beginning in 2019 (which period will automatically renew for one-year increments) and a nationwide exclusive license to exploit the Series through video-on-demand (VOD) services. Although Angel Studios has a financial interest in the success of the Series, there is no guarantee that Angel Studios will perform its obligations pursuant to the licensing agreement in a manner that will result in the successful distribution of the Series through video-on-demand services. If Angel Studios is unsuccessful, the Company may have lost a significant potential source of revenue.

Additional Distributors – There can be no assurance that the Company will attract any distributors in addition to Angel Studios, Inc. for the Series.

There can be no assurance that any distributors in addition to Angel Studios, Inc. will contract with the Company to distribute the Series either based on the Series itself or on other considerations such as the materials already being distributed by such distributor. Further, decisions regarding the timing of release and promotional support of television series are important in determining the success of a particular television series. As with most production companies which rely on others to distribute productions, the Company will not solely control the timing and manner in which its distributors will distribute the Series. Although any distributor the Company uses may have a financial interest in the success of the Series, any decision by its distributors not to distribute or promote the Series or to promote a competitor’s productions to a greater extent than it promotes the Company’s, could have a material adverse effect on the Company’s business, results of operations or financial condition.

Competition – There can be no assurance that the Company will be able to compete in the television production industry and its lack of diversification may make it vulnerable to oversupply in the market.

There are numerous other production companies that develop and produce television series. The Company’s lack of diversification may make it vulnerable to oversupplies in the market. Most of the major U.S. production studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide means of distributing their products. The number of productions released by the Company’s competitors, particularly the major U.S. production studios, in any given period may create an oversupply of product in the market and may make it more difficult for the Company to succeed.

Reliance on Personnel – The Company will depend heavily on creative and production personnel to produce the Series.

The production of the Series will require many highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance the Company will find the necessary personnel to complete production or that such personnel will cooperate and participate through completion of production. Finding or replacing key personnel could delay production or reduce the quality of the Series, which may impair the Company’s revenue.

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The current pandemic of the novel coronavirus, or COVID-19, could materially and adversely impact or disrupt our ability to produce Season 3.

Since its discovery in December 2019, a new strain of coronavirus (also known as the ““COVID-19 virus”“) has spread from China to many other countries, including the United States.  The outbreak has been declared to be a pandemic by the World Health Organization, and the Health and Human Services Secretary has declared a public health emergency in the United States in response to the outbreak.  Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level.  However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short-term economic impacts.  The long-term impact of this coronavirus on the U.S. and world economies remains uncertain but is likely to result in a world-wide economic downturn, the length and breadth of which cannot currently be predicted.  Strict SAG Guidelines regarding the COVID-19 pandemic implemented by us to maintain a COVID free workplace will also have a significant impact on the cost of producing the Series.

Our ability to make distributions to Members is significantly dependent on the production of future seasons and extended restrictions due to the COVID-19 pandemic, including stay-at-home orders and other social distancing guidelines, will restrict our ability to produce episodes for Season 3. As a result, our ability to make distributions may be limited. Additionally, in the event of an extended world-wide economic downturn, the demand for our product may be reduced, which may have an effect on our revenues and in turn, limit our ability to make distributions.

Technological Advances – Technological advances may reduce demand for television series.

The entertainment industry in general, and the television industry in particular, are continuing to undergo significant changes, primarily due to technological developments. Because of this rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of an episodic television series.

Limited Protection of Intellectual Property and Proprietary Rights – The Company’s success depends on protecting its intellectual property.

The Company’s success will depend, in part, on its and the Manager’s ability to protect their respective proprietary rights in the Series. The Company has secured its intellectual property rights with respect to the Series pursuant to the Assignment Agreement it has entered into with Dallas Jenkins and the Assignment and Assumption Agreement it has entered into with Creatus, LLC. The Company will rely primarily on a combination of copyright laws and other methods to protect its respective proprietary rights in the Series. However, there can be no assurance that such measures will protect the Company’s proprietary information, or that its competitors will not develop screenplays for feature films otherwise similar to the Company’s, or that the Company will be able to prevent competitors from developing a similar television series for production. The Company believes that its proprietary rights will not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to the Series. Such assertion may require the Company to incur substantial legal fees and costs in order to protect its rights, or possibly enter into arrangements on terms unfavorable to it in order to settle such claims. To the extent that the Company or the Manager fails to adequately protect its respective intellectual property rights in the Series, or if the financial burden of enforcing its rights becomes too cost-prohibitive, the Company may be unable to continue to implement its business strategy, which would have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

Reliance on Management – The Company will depend heavily on its Manager.

The successful production of the Series and the operation of the Company’s business is dependent on the continued efforts of the Company’s Manager, The Chosen Productions, LLC.

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Conflicts of Interest – Because the Company was founded as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

It is common in the television and film production industry to produce television series through single purpose companies. However, this strategy creates numerous inherent conflicts of interest. For instance, the Company’s Manager may be contracting with distributors, cast members and others that they have had arrangements with in the past and will likely have arrangements within the future that are unrelated to the business of the Company. Further, our Manager and executive officers are involved in other businesses, including other television and film production businesses. Our Operating Agreement permits our Manager to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other projects. See ““TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST”“ for more information.

BUSINESS

Description of the Business

The Chosen, LLC, a Utah limited liability company, was formed on October 24, 2017. Our Company has two wholly owned subsidiaries, The Chosen Texas, LLC and The Chosen House, LLC, and one subsidiary of which the Company owns 100% voting interest and none of the non-voting interest, Impossible Math, LLC, whose activity has been consolidated into The Chosen, LLC with all significant intercompany balances and transactions being eliminated.  Our objective is to develop and produce an episodic television series entitled ““The Chosen”“ (the ““Series”“). ““The Chosen”“ is anticipated to be the first-ever multi-season TV series about the life of Christ and those He touched. Our Company produces, markets and distributes the Series to a worldwide market.  Our large faith-based audience has risen to the call to help fund and support the project as devoted fans and investors, contributing to The Chosen’s success.  Our Company has successfully released Seasons 1 and 2, consisting of eight episodes each, a Christmas special in theatres, commenced the pre-production phase for Season 3 in anticipation of future capital raising to continue to produce the Series.

Business Plan

The Series

Synopsis

The Series is based on the story concepts and ideas of Dallas Jenkins. The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life, as the stories of his many miracles were exposed primarily through the word of those who witnessed them. Over the course of multiple seasons, the viewer meets Jesus, his followers, the Romans occupying Jewish territory and the religious leaders who resisted him. Season 1 begins with the gathering of Jesus’ followers and follows the progression of the disciplines from their calling to their preparation for Jesus’ ministry. The final two seasons are intended to chronicle his death and resurrection.

Production

The Company has already produced Season 1 and Season 2 and plans to use the funds generated from Seasons 1 and 2 to produce and market future seasons.

Distribution and Marketing

The Series is intended to be distributed through online video streaming services, television and home video. The Company has entered into an Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement with Angel Studios, Inc. (““Angel Studios”“), pursuant to which the Company has granted Angel Studios (i) a nationwide exclusive license to exploit the Series through any and all media for a period of one year, (ii) a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated) and (iii) a nationwide exclusive perpetual license to exploit the Series through video-on-demand and subscription-video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated).  Pursuant to the license agreement, twenty-five percent (25%) of Angel Studios’ revenues from the exploitation of video-on-demand content will be applied to marketing the Series. The Company will receive licensing payments in an amount equal to 40% of the net profits attributable to the Series based on the number of hours the Series was viewed by Angel Studios’ customers. In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by ““goodness,”“ ““loyalty”“ and ““word of mouth.”“

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History of the Business

During 2018 and 2019, our Company’s ““The Chosen”“ marketing campaign became the most crowdfunded Television/Movie project of all time as of the end of 2019, raising just over $11,000,000.  The funds were used to cover offering expenses and the completion of Episodes 1-8 of Season 1.  We raised the funds pursuant to an offering statement filed on Form 1-A with the United States Securities and Exchange Commission, or the SEC, on March 8, 2018 (File #: 024-10814), which offering statement was qualified by the SEC on June 15, 2018 and an offering statement filed under Regulation CF of the SEC on Form C with the SEC, on June 24, 2019 (File # 020-25447), each offering Class A Preferred Units of membership interest in our Company, or Class A Units.  Pursuant to those offerings, we issued a total of 11,190,030 Class A Preferred Units for net proceeds of $10,036,832.  Episodes 1-4 of Season 1 were released in April 2019 while Episodes 5-8 of Season 1 were released in late November 2019.  Episodes 1-8 of Season 2 were released at various times between April and July, 2021.  With the release of Seasons 1 and 2 of the Series, we began to generate revenue.  In addition to the production costs for Seasons 1 and 2, we incurred significant marketing costs incurred related to the various releases.

As of the issuance of this report, we have been focused on pre-production of Season 3 and the writing of Season 4. The marketing of Seasons 1 and 2 has consisted of social media posts and promotions, including, but not limited to Facebook, Instagram, and YouTube, along with releasing Christmas specials, doing email campaigns and interviews with various media outlets. We anticipate principal photography to commence late spring/early summer 2022.

The Company’s Products and/or Services

Our Company’s principal products include 1) digital media which is streamed via Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD) through an exclusive licensing agreement with Angel Studios, Inc.  2) Physical media sales of Blu-Ray discs, DVD’s, books, and related printed materials to end users of which the maintenance and distribution of the physical inventory product is managed by Angel Studios, Inc. who remits a portion of the net revenue to us. 3) Physical book sales, including devotional books, children’s books, and study guides, of which the maintenance and distribution of the inventory products is managed by the Company’s publishers and Angel Studios, Inc. who remit a portion of the net revenue to us. 4) Merchandise sales, consisting mainly of clothing items of which the maintenance and distribution of the inventory products is managed by Angel Studios, Inc. who works with third-party supplier that fulfills these sales orders on our behalf by screen printing T-shirts and shipping them to end customers and remits a portion of the net revenue to us.

Intellectual Property

The Company is dependent on the following intellectual property:

The Series is loosely inspired by a film entitled ““The Shepherd.”“ The Company exclusively owns all right, title and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to an Assignment and Assumption Agreement (the ““Assignment Agreement”“) between the Company and Creatus, LLC. Pursuant to the Assignment Agreement, Creatus, LLC assigned its respective rights in and to The Shepherd to the Company in exchange for $100,000.

The Company also has various copyrights and trademarks on the offered products and services.

Governmental/Regulatory Approval and Compliance

The Company is not subject to any governmental/regulatory approval or compliance

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Litigation

There are no existing legal suits pending, or to the Company’s knowledge, threatened, against the Company.

Other

The Company’s principal address is 4 South 2600 West, Suite 5, Hurricane, UT 84737.

The Company conducts business in Utah.

DIRECTORS, OFFICERS AND EMPLOYEES

Directors and Officers

The directors and officers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past (3) years and their educational background and qualifications.

Name	Position	Term of Office	Responsibilities
Derral Eves	Chief Executive Officer	February 2018-Present	All Company supervision
Dallas Jenkins	Chief Creative Officer	February 2018 - Present	Oversight of all production
Bradley Pelo	President	December 2021 – Present	Company management
Adam Swerdlow	Vice President, Operations	July 2020 - Present	Oversight of administrative processes
Jeremiah Smith	Vice President, Creative Director	August 2021 – Present	Oversight of brand/marketing
Katherine Warnock	Vice President, Original Content	September 2021 – Present	Oversight of special projects
Robert Starnes	Vice President, Product and Licensing	February 2022 - Present	Oversight of merchandising

Derral Eves

Derral Eves is our Chief Executive Officer. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on Youtube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of ““20 Must Watch YouTube Channels That Will Change Your Business.”“

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

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Adam Swerdlow

Adam Swerdlow serves as VP of Operations. Mr. Swerdlow graduated from University of Massachusetts-Amherst with a bachelor’s degree in Communications and a minor in Film. Originally from the suburbs of New York City in Connecticut, starting in 2011 Adam built a financial planning practice at Northwestern Mutual. In order to be closer to his family who moved to California in 2007, Adam moved his practice and tenacity to Newport Beach in Q3 of 2016. During his tenure at Northwestern Mutual he accomplished many goals including achieving million dollar round table (MDRT) and other numerous company and industry accolades. He was also responsible for recruiting, building and managing teams of Financial Advisors in his respective offices. Adam left Northwestern in 2019 to practice as an Independent Financial Advisor and also co-founded The Financial Advisors Alliance, a coaching and consulting firm for Financial Advisors. In 2020 The Financial Advisors Alliance was acquired by Model FA where Adam continues to consult. Not only does he bring his wealth of knowledge from his near decade as a Financial Advisor, he also brings his skillset in business development, operations and management. Adam also stays active as a member of a few local charities, chambers and community foundations. When he is not working, he enjoys being as physically active as possible with his wife Shaylene, daughter Hazel and dog, Poppy.

Jeremiah Smith

Jeremiah Smith has worked in marketing at scale in three distinct industries. As a young pastor in New England, he cut his marketing teeth as a consultant for Purpose-Driven Ministries and the Willow Creek Association. Then, as a content strategist and producer for multiple global brands, his work appeared in over 20 languages across print, digital, and television. Most recently, Jeremiah was responsible for brand and creative across Walmart communications, including some of their largest branding efforts in company history. Jeremiah and his family are passionate foster and adoption advocates.

Katherine Warnock

Katherine Warnock is VP of Original Content with the global phenomenon television series The Chosen. Katherine holds a background in strategic content, marketing, and branding-based leadership spanning media, fashion, and social enterprise. Previously head of faith and family content at MGM Studios, Katherine helped to steer growth by 985% to a 24 million-plus audience, averaging 1.4 billion organic video views yearly. A dual resident of America and the UK, Katherine has worked with elite brands from Paramount Pictures, Warner Brothers, and Sony to Ford, Aerie, and Gillette with a goal of positively affecting culture through purposeful, anchored, mission-driven media.

Robert Starnes

Robert Starnes serves The Chosen as VP Product Distribution & Licensing.  Mr. Starnes has served as an executive in the licensing, product distribution space for 30+ years.  His career began in retail at Target, where he served as one of the youngest operations executive in their history. Building on his time at Target, Bob went on to open a chain of children’s retail stores which won the Playthings Magazine award for ““Best Up and Coming Toy Retailers of the 90’s”“ (FAO Schwarz was the co-winner). Bob went on to oversee stores for Lemstone Christian Bookstores and then served as VP of Licensing and Publishing at Big Idea VeggieTales before opening Brentwood Studios with former COO of VeggieTales Terry Pefanis and Brock Starnes. Serving as the Senior partner he oversaw three divisions of the worldwide brands in consulting, publishing, and production for 13+ years.  Mr. Starnes is known as the key licensing and distribution executive on products with a Biblical worldview.

Employees

The Company currently has 32 employees including the seven officers of the Company.

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CAPITALIZATION AND OWNERSHIP

Capitalization

The Company has issued the following Securities:

Ownership

The following table sets forth the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Membership Interest
Common Units	Dallas Jenkins	6,255,000 Common Units	44%
Common Units	Derral Eves	3,614,000 Common Units	25%

(1) Each beneficial owner owns his interest through the Manager.

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit A.

Operations

Year Ended December 31, 2021:

Revenues

Revenue produced by Seasons 1 and 2 and the Christmas episode through the Exclusive Video-on-demand, Subscription video-on-demand license agreement with Angel Studios, Inc. and physical media sales was $40,053,520 with revenues from the sale of film-related books and materials $2,726,344. Revenues related to merchandise sales in 2021 were $5,554,873, with cost of sales for a short time period when we managed the merchandise of $305,965 (We ceased managing the merchandise during 2021, and recorded revenues on a net basis once we ceased managing the merchandise).  Other miscellaneous revenues were received totaling $680,922.

Expenses

The production of Seasons 1 and 2 were finalized at a total cost of $20,331,553.  Film costs are capitalized and amortized over a period of time in proportion to ultimate revenue production. Amortization of Film Costs for 2021 was $6,158,897.

13

Operating expenses other than the amortization of film costs were $8,164,404.  These expenses were primarily attributable to $2,319,504 in advertising and marketing, $2,430,838 in wages and related taxes, $1,413,162 in royalties, $890,719 in legal and professional fees, $331,457 in contracted services, and $778,724 in travel, computer services, insurance and other miscellaneous operating expenses.

Additionally, we made donations of cash to Feeding Texas of $5,000.

Income Taxes

We elected to be taxed as a C-corporation, effective January 1, 2018. The IRS approved the election in October 2019. The provision for income taxes of $8,500,998 for the year ended December 31, 2021 is primarily attributable to current federal and state income tax of $5,643,289 and deferred income tax expense of $2,857,709.

Excluding the provision for income taxes, de minimis interest income, and donations set forth above we recorded income from operations in 2021 of $34,386,393; however, following the inclusion of interest, donations, and taxes we had net consolidated income of $25,885,146 in 2021.

Year Ended December 31, 2020:

Revenues

Revenues produced by Season 1 through the Exclusive Video-on-demand, Subscription video-on-demand license agreement with Angel Studios, Inc. and physical media sales were $15,939,907, with revenues from the sale of film-related books and materials $641,318.  Revenues from the sale of merchandise in 2020 were $3,914,125, with cost of sales $2,008,904.  Other miscellaneous revenues were received totaling $256,058.

Expenses

The production of Season 1 was finalized at a total cost of $8,270,567.  Film costs are capitalized and amortized over a period of time in proportion to ultimate revenue production. Amortization of film costs for 2020 was $5,512,755.

Operating expenses other than the amortization of film costs were $3,619,125.  These expenses were primarily attributable to $2,335,551 in advertising and marketing, $570,098 in royalties, $239,351 in wages and related taxes, $222,957 in legal and professional fees, and $121,337 in travel, computer and contract services, insurance, and other miscellaneous operating expenses.

Income Taxes

In August 2019, we elected to be taxed as a C-corporation, effective January 1, 2018.  The IRS approved the election in October 2019.  The provision for income taxes of $2,500,152 for the year ended December 31, 2020 is primarily attributable to state income tax of $100 and deferred income tax expense of $2,500,052.

Excluding de minimis interest income and the income tax benefit set forth above we recorded income from operations in 2020 of $9,610,622; however, following the inclusion of interest and taxes we had net income of $7,110,799 in 2020.

Liquidity and Capital Resources

Year ended December 31, 2021

We filed a preliminary offering under Regulation A on September 3, 2020, for the additional $20,000,001 that was anticipated as needed to complete the production of Seasons 2 and 3. As revenues from Season 1 were sufficient to provide the necessary funds for Season 2 and we have a significant portion of the funds for the production of Season 3, we have abandoned the offering.

14

As of December 31, 2021, we have cash on hand of $15,932,446 with $13,767,532 in accounts receivable and $3,236,641 of accounts payable and accrued current liabilities. Impossible Math, of which we own an 100% voting interest in and whose activity has been consolidated into our financial statements, has invested in the construction of a $13 million sound stage of which one-third complete at the end of 2021.  Cash receipts from revenues from Seasons 1 and 2 of the Series are being used for the completion of the sound stage, production costs of Season 3, operations, and to advertise and market Seasons 1 and 2. Production costs to complete Season 3 are expected to be approximately $24,000,000 and advertising and marketing costs approximately $2,000,000 - $3,000,000 during 2022.

Year ended December 31, 2020

We filed a preliminary offering under Regulation A on September 3, 2020, for the additional $20,000,001 that was anticipated as needed to complete the production of Season 3.  As revenues from Season 1 were sufficient to provide the necessary funds for Season 2, we have not moved forward with the issuance of the offering.  The offering remains probable of occurring, but has been delayed.

As of December 31, 2020, we have cash on hand was $5,693,461 with $3,982,295 in accounts receivable and $1,029,690 of account payable and accrued current liabilities.  Revenues from Seasons 1 and 2 of the Series are expected to be used for production costs of Seasons 2 and 3, operations, and to advertise and market Seasons 1 and 2.  Production costs to complete Season 2 are expected to be approximately $6,000,000 and advertising and marketing costs approximately $1,500,000 - $2,000,000 during 2021.

Capital Expenditures and Other Obligations

Costs incurred in the direct production of video content are capitalized. As of December 31, 2021 and 2020, $21,995,690 and $15,208,076 in film costs were capitalized, respectively. We also purchased a building and equipment and are in the process of constructing a set and sound stage, which is owned by Impossible Math, to be used in the operations and production of Season 3 for a total cost of $8,833,930 as of December 31, 2021.

The Company does not have any debt currently outstanding.

Material Changes and Other Information

Trends and Uncertainties

The financial statements are an important part of this Form C-AR and should be reviewed in their entirety.  The financial statements of the Company are attached hereto as Exhibit A

To date, revenues for 2022 have flattened since the large fall 2021 numbers with the release of the special Christmas episode in theatres. As a new release isn’t expected until December, we expect that revenues will be lower than in 2021 when there were new episodes released between April and July 2021.

Other than the above mentioned, we have not identified any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this report to not be indicative of future operating results or financial condition.

Restrictions on Transfer

Any Securities sold pursuant to Regulation CF being offered may not be transferred by an Investor of such Securities during the one-year holding period beginning when the Securities were issued, unless such Securities were transferred: 1) to the Company, 2) to an accredited investor, as defined Rule 501(d) of Regulation D of the Securities Act of 1933, as amended, 3) as part of an Offering registered with the SEC or 4) to a member of the family of the Investor or the equivalent, to a trust controlled by the Investor, to a trust created for the benefit of a family member of the Investor or the equivalent, or in connection with the death or divorce of the Investor or other similar circumstances. ““Member of the family”“ as used herein means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother/father/daughter/son/sister/brother-in-law and includes adoptive relationships.  Remember that although you may legally be able to transfer the Securities, you may not be able to find another party willing to purchase them.

15

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

Related Person Transactions

From time to time the Company may engage in transactions with related persons.  Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10 percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promotor of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

During 2019, the company engaged an advertising agency, which is wholly owned by one of the members of the Company’s parent company.  The Company paid the advertising agency $0 in 2021 and $37,925 in 2020.

We have entered into various agreements with a company owned by a member of the Company and the member’s spouse to write various books related to the Series. The related company receives a percentage of sales for each book. In total, the amount paid and accrued to the related company for writer fees and book royalties was $269,416 as of December 31, 2021, and $23,741 as of December 31, 2020.

During 2021, we also engaged a relative of one of the members to provide social media advertising services. The Company paid the related party $5,500 in 2021.

Conflicts of Interest

The Company has not engaged in any transactions or relationships, which may give rise to a conflict of interest with the Company, its operations or its security holders.

OTHER INFORMATION

Bad Actor Disclosure

The Company is not subject to any Bad Actor Disqualifications under any relevant U.S. securities laws.

16

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

/s/ Derral Eves
(Signature)

Name: Derral Eves
Title: Manager of The Chosen Productions, LLC

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/Derral Eves
Name: Derral Eves
Title: Principal Executive Officer

(Date)

17

EXHIBITS

Exhibit A Audited Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

TOGETHER WITH REPORT OF INDEPENDENT AUDITOR

The Chosen, LLC

Independent Auditors' Report

To Management and Members of The Chosen, LLC

Opinion

We have audited the accompanying consolidated financial statements of The Chosen, LLC and subsidiaries (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Tanner LLC

Lehi, UT

May 2, 2022

1

The Chosen, LLC

Consolidated Balance Sheets

As of December 31, 2021 and 2020

	2021	2020
Assets

Current assets
Cash	$15,932,446	$5,693,461
Accounts receivable	13,767,532	3,982,295
Other current assets	2,181,807	103,086

Total current assets	31,881,785	9,778,842

Property and equipment
Equipment, net of depreciation	239,172	6,221
Furniture and fixtures, net of depreciation	14,184	-
Vehicles, net of depreciation	336,172	-
Buildings and improvements, net of depreciation	1,233,202	468,582
Construction in process	6,901,446	-
Land	89,545	-

Total property and equipment	8,813,721	474,803

Other assets
Film costs, net of amortization	10,044,976	9,416,259
Trademark, net of amortization	7,962	8,881
Capital raise costs	-	119,853

Total other assets	10,052,938	9,544,993

Total assets	$50,748,444	$19,798,638

Liabilities and Equity

Current liabilities
Accounts and credit cards payable	$2,139,985	$608,607
Other current liabilities	1,096,656	421,083

Total current liabilities	3,236,641	1,029,690

Long-term liabilities
Deferred tax liability	5,074,409	2,216,700

Total liabilities	8,311,050	3,246,390

Commitments and contingencies (see Note 2)

Members' equity	42,464,898	16,552,248
Noncontrolling interest	(27,504)	-
Total equity	42,437,394	16,552,248

Total liabilities and equity	$50,748,444	$19,798,638

See accompanying notes to the consolidated financial statements.

2

The Chosen, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020

Revenues
Licensing revenues, net	$41,153,716	$16,581,225
Merchandise sales	5,554,873	3,914,125
Other revenues	2,307,070	256,058

Total revenues	49,015,659	20,751,408

Cost of goods sold	305,965	2,008,904

Gross profit	48,709,694	18,742,504

Operating expenses
Advertising and marketing	2,319,504	2,335,551
Amortization of film costs	6,158,897	5,512,755
Depreciation and amortization expense	36,182	872
General and administrative	5,808,718	1,282,704

Total operating expenses	14,323,301	9,131,882

Net operating income	34,386,393	9,610,622

Other income/(expense)
Interest income	4,751	329
Donations	(5,000)	-

Total other income/(expense)	(249)	329

Net income before provision for income taxes	34,386,144	9,610,951

Provision for income taxes	(8,500,998)	(2,500,152)

Net consolidated income	25,885,146	7,110,799

Net loss attributable to noncontrolling interest	27,504	-

Net income attributable to The Chosen, LLC	$25,912,650	$7,110,799

Earnings per common unit, basic and diluted	$1.80	$0.51

Weighted average common units, basic and diluted	14,380,466	14,020,117

See accompanying notes to the consolidated financial statements.

3

The Chosen, LLC

Consolidated Statements of Equity

For the Years Ended December 31, 2021 and 2020

		Class A		Accumulated	Total
	Common Units	Preferred Units	Contributed Capital	(Deficit)/ Income	Members' Equity	Noncontrolling Interest	Total Equity

Balance at December 31, 2019	13,900,000	11,190,030	$10,249,559	$(808,110)	$9,441,449	$-	$9,441,449

Issuance of common units for offering expense	480,466	-	-	-	-	-	-
Net income	-	-	-	7,110,799	7,110,799	-	7,110,799

Balance at December 31, 2020	14,380,466	11,190,030	10,249,559	6,302,689	16,552,248	-	16,552,248

Net income / (loss)	-	-	-	25,912,650	25,912,650	(27,504)	25,885,146

Balance at December 31, 2021	14,380,466	11,190,030	$10,249,559	$32,215,339	$42,464,898	$(27,504)	$42,437,394

See accompanying notes to the consolidated financial statements.

4

The Chosen, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020

Cash flows from operating activities
Net consolidated income	$25,885,146	$7,110,799
Adjustments to reconcile net consolidated income to net cash from operating activities:
Depreciation and amortization expense	36,182	872
Amortization of film costs	6,158,897	5,512,755
Deferred income tax provision	2,857,709	2,500,052
Abandonment of capital raise costs	119,853	-
Changes in operating assets and liabilities
(Increase)/decrease in accounts receivable	(9,785,237)	(3,376,730)
(Increase)/decrease in other current assets	(2,078,721)	(93,308)
(Increase)/decrease in film costs	(6,787,614)	(6,890,010)
Increase/(decrease) in accounts payable	(355,773)	519,072
Increase/(decrease) in accrued expenses	675,573	384,042

Net cash flows from operating activities	16,726,015	5,667,544

Cash flows from investing activities
Acquisition of property & equipment	(6,487,030)	(475,368)
Acquisition of trademark	-	(9,187)

Net cash flows from investing activities	(6,487,030)	(484,555)

Cash flows from financing activities
Capital raise costs	-	(119,853)

Net cash flows from financing activities	-	(119,853)

Net change in cash	10,238,985	5,063,136

Cash, beginning of period	5,693,461	630,325

Cash, end of period	$15,932,446	$5,693,461

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$5,936,784	$100
Supplemental disclosure of non-cash investing and financing information:
Purchase of building with accounts payable	$1,837,393	$-
Purchase of vehicle with accounts payable	$49,758	$-

See accompanying notes to the consolidated financial statements.

5

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies

Organization

The Chosen, LLC (Chosen), a Utah limited liability company, is an independent television and film production company formed on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen.” The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

Consolidation

The consolidated financial statements include the accounts of The Chosen, LLC, its wholly owned subsidiaries The Chosen Texas, LLC and The Chosen House, LLC, and its controlling interest in Impossible Math, LLC (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

The Chosen Texas, LLC

The Chosen Texas, was formed on September 6, 2018 and is a wholly owned subsidiary of The Chosen, LLC. The Chosen Texas facilitates the filming of the productions.

The Chosen House, LLC

The Chosen House, LLC was formed on May 26, 2021, and owns real estate located in Midlothian, Texas. The property is used as lodging for employees, contractors, and actors to stay while performing services for The Company.

Impossible Math, LLC

Impossible Math, LLC was formed on May 7, 2021, to own and manage a sound stage that is being built and will be leased to the Chosen, LLC. The Chosen, LLC owns a controlling voting interest in the entity, with 100% of the voting units, while its share of the operation’s profit and loss is 26.9% in 2021.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key management estimates include the estimated ultimate revenues of the series for the amortization of film costs and useful lives of property and equipment.

6

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. As of December 31, 2021 and December 31, 2020, the bank balance exceeded the federally insured limit by $15,357,148 and $4,772,891, respectively.

A major customer is considered to be one that comprises more than 10% of the Company’s accounts receivable or annual revenues. For the years ended December 31, 2021 and 2020, 96% and 80%, respectively, of the Company’s revenues related to one customer – Angel Studios, Inc. (Angel Studios). As of December 31, 2021 and 2020, 99% of the Company’s accounts receivable is related to Angel Studios.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying specific troubled accounts and applying historical experience. Receivables are written off when management determines the likelihood of collection is remote. Recoveries of receivables previously written off are recorded when payment is received.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment have been capitalized. Expenditures for routine repairs are expensed as incurred. Depreciation is based on the following useful lives:

Years
Buildings & Improvements	25 - 30
Equipment	3 - 15
Vehicles	8
Furniture and Fixtures	5

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable.

7

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Film Costs

Costs incurred in the direct production of video content are capitalized and stated at the lower of the unamortized costs or net realizable value. The Company periodically evaluates the net realizable value of content by considering expected future revenue generation. The Company has determined no impairment existed during the periods presented. The following table represents the components of film costs as of December 31:

	December 31,	December 31,
	2021	2020
Released and completed film costs	$20,331,553	$8,270,567
Not released, in production film costs	818,481	6,809,891
In development or preproduction film costs	845,656	127,618
	21,995,690	15,208,076
Accumulated amortization	(11,950,714)	(5,791,817)
	$10,044,976	$9,416,259

The Company amortizes film costs in proportion to the recognition of the related revenue from each episodic production block. Amortization expense for film costs for the years ended December 31, 2021 and 2020, was $6,158,897 and $5,152,755, respectively.

The future aggregate amounts of amortization expense expected to be recognized over the next five years related to released and completed film costs as of December 31, 2021, are as follows:

Years Ending December 31:	Amount
2022	$2,891,661
2023	2,341,986
2024	1,645,309
2025	1,144,292
2026	357,591
Total	$8,380,839

8

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Intangibles – Trademark

The Company has one intangible asset, a trademark that is amortized over its economic life.

December 31,
2021
Gross carrying value	$9,187
Accumulated amortization	(1,225)
Net carrying value	$7,962

Capital Raise Costs

The Company filed a preliminary offering under Regulation A on September 3, 2020, for an additional $20,000,001 to fund the production of future seasons of The Chosen. Costs expended in preparation for this potential capital raise were included in the Company’s financial statements as an asset until such time as the Offering was activated or abandoned. In 2021, the Company made the decision to not initiate the offering and the previously capitalized costs, totaling $119,853, have been written off as general and administrative expense.

Revenue Recognition

The Company generates revenue from 1) licensing agreements with Angel Studios relating to the streaming of the Company’s intellectual property via digital media – Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD), 2) physical media, books, and print material sales, 3) licensing agreements with Angel Studios relating to showing the Company’s intellectual property in movie theaters, 4) merchandise sales, and 5) ad share revenue. The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services.

To achieve the core principle of Topic 606, the Company applies the following five steps:

 1) Identify the contract with the customer

 2) Identify the performance obligations in the contract

 3) Determine the transaction price

 4) Allocate the transaction price to performance obligations in the contract

 5) Recognize revenue when or as the Company satisfies a performance obligation

9

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Digital Media (VOD and SVOD)

Digital media revenue stems from licensing agreements with Angel Studios, wherein Angel Studios streams the Company’s intellectual property. The license is not distinct from the streaming services, and the arrangement represents a sale or usage-based royalty with the license representing the predominant item to which the royalty relates. The VOD sales and SVOD usage revenues are determined according to the licensing agreement based on hours viewed by Angel Studios’ customers during each quarter of the year. Angel Studios provides the Company quarterly royalty reports detailing the sales or usage-based royalties, which amounts Angel Studios remits to the Company. The Company recognizes revenue based on these royalty reports, which represents when the sales or usage occurred and the satisfaction of the performance obligation to the end customer. During the years ended December 31, 2021, and December 31, 2020, the digital media revenue was substantially all related to the first and second television season of The Chosen. As Angel Studios is primarily responsible to fulfil the performance obligation and sets the pricing, the Company recognizes revenue on a net basis, which represents the royalty amounts the Company receives from Angel Studios.

Physical Media, Books, and Print Material Sales

The Company sells Blu-Ray discs, DVD’s, books, and related print material to end users. The Company does not own or maintain the physical media inventory. The inventory is held by the book publishers and Angel Studios who fulfill the orders. Revenue is recognized when the end customer receives and pays for the physical media. The book publishers and Angel Studios remit a portion of the sales amount to the Company. The Company recognizes revenue on a net basis.

Box Office Sales

Box office sales stem from licensing agreements with Angel Studios, wherein Angel Studios made arrangements for the Company’s Christmas episode to be released for viewing in theaters across the nation in December 2021. Fathom Events coordinated the event. Revenue is recognized on a net basis reduced for portions due to the theater, the event coordinator, and Angel Studios. Revenue is recognized on the date of the showing on each ticket.

Merchandise Revenue

The Company sells The Chosen merchandise – mainly clothing. Revenue is recognized when the customer receives and pays for the merchandise. The Company does not own or maintain the merchandise inventory. However, when the goods ship from the third party to the customer, the Company has risk-of-loss, and is responsible for goods in transit. Through Mid-March 2021, the Company managed an online store through a third-party application and orders were drop shipped to end customers using the third-party platform.

The Company contracted with a third-party supplier that is responsible for fulfilling the sales. The third-party supplier invoiced the Company for inventory sold and fulfillment services; all of the cost of goods sold is related to the third-party supplier costs. The Company recognized revenue and respective expenses on a gross basis. Revenue is disaggregated from contracts with customers by goods or services as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Since Mid-March 2021, merchandise sales are managed by Angel Studios and inventories are maintained and recognized in the same manner as physical media (all merchandise inventory is owned by Angel Studios).

Ad Share Revenue

The Company has monetized their YouTube and Facebook marketing videos allowing the Company to share in revenue from advertisements shown before, during or alongside the uploaded clip. Revenue is recognized when the ad share payment is payable from the various social media platforms.

10

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

The following table presents the Company’s revenue disaggregated by the previously mentioned performance obligations for the years ended December 31, 2021 and 2020.

	December 31,	December 31,
	2021	2020
Physical media	$9,293,350	$5,736,377
Digital media - VOD/SVOD	29,134,022	10,203,530
Box office sales	1,626,148	-
Merchandise	5,554,873	3,914,125
Books and print material	2,726,344	641,318
Ad share	595,318	247,411
Other revenue	85,604	8,647
	$49,015,659	$20,751,408

Advertising

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2021 and 2020 totaled $2,319,504 and $2,335,551, respectively.

Income Taxes

The Company is a Utah limited liability company which has elected to be taxed as a C-Corporation. Under this structure, the Company is liable for the income taxes on the Company’s income or loss at the Federal and State levels. Its members are also liable for income taxes on any distributions (dividends) received by the Company. The company has recorded federal and state income taxes receivable of $230,327 and $20,606, respectively, as of December 31, 2021, which are included in “other current assets” on the balance sheet.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are considered to be realizable. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

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The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Income Taxes, continued

The provision for income taxes for the years ended December 31, 2021, and 2020, is comprised of the following components:

	December 31,	December 31,
	2021	2020
Deferred provision for income tax	$2,857,709	$2,500,052
Current income taxes	5,643,289	100
	$8,500,998	$2,500,152

Significant components of the Company’s deferred income tax liability are as follows:

	December 31,	December 31,
	2021	2020
Film costs	$2,302,011	$2,448,227
Cash basis adjustments	2,647,941	822,017
Net operating loss carryforwards	-	(1,050,925)
Other	124,457	(2,619)
	$5,074,409	$2,216,700

The Company has concluded that there are no significant uncertain tax position requiring disclosure, and there are no material amounts of unrecognized tax benefits.

Recently Issued Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10; Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company is required to adopt the new standard effective January 1, 2022. The Company has not yet determined the financial impact the adoption of this ASU will have on the Company’s financial statements.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through May 2, 2022, which is the date the financial statements were available to be issued.

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The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 2 Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Exclusivity Agreement

In 2018, the Company entered into an exclusive video-on-demand and subscription licensing agreement with Angel Studios, for distribution of the Company’s television series. This agreement was amended in November 2019 and September 2020.

Consulting and Coordination Agreement

During the year ended December 31, 2020, the Company issued Angel Studios 480,466 common units. This issuance was for the completion of services included in the 2018 consulting and coordination agreement related to the Company’s Regulation A offering for Preferred A Units. As these are costs of the equity offering, the units are presented on a net basis in contributed capital.

Employee Agreements

The Company has entered into employment agreements with members of management and certain contractors. The terms of the agreements vary but include one or more of the following provisions: stipulated base salary, profit sharing, royalties, retention bonuses, vacation benefits, and severance.

Independent Contractor Agreement

The Company has entered into an independent contractor agreement with Out of Order Studios for services related to the production of the Series and its related products. The initial term of the agreement is for one-year at $500,000 and includes automatic one-year term renewals with $50,000 annual increases until the agreement is terminated.

Lease Agreements

The Company leases some of its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2026 and provide for renewal options ranging from one month to four terms of ten-years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The leases do not provide for increases in future minimum annual rental payments. One of the leases requires quarterly payments of the greater of $30,000 or 20% of the gross revenues of the tenant, Impossible Math, LLC. In general, the lease agreements require the Company to pay for real estate taxes, repairs, and maintenance.

13

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 2 Commitments and Contingencies, continued

Lease Agreements, continued

The following is a maturity analysis of the annual undiscounted cash flows of the operating leases as of December 31, 2021:

Years Ending December 31:	Amount
2022	$138,900
2023	120,000
2024	120,000
2025	120,000
2026	105,000
Total	$603,900

Note 3 Preferred Units

The Company’s Class A Preferred Units (Units) are non-voting. If and when distributions are declared, distributions are first made to the holders of the Units until 120% of $1 per Unit has been distributed to the holders in proportion to their interest. Thereafter, distributions are made to the holders of the common units in proportion to their interest.

The Company has authorized 2,857,143 non-voting Class B Preferred Units; none are issued and outstanding. After any issuance of Class B Preferred Units, and if and when distributions are declared, Class B unitholders receive distributions after the Class A unitholders and before common unit holders until 110% of $7 per unit has been distributed to the Class B unitholders in proportion to their interest.

14

The Chosen, LLC

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

Note 4 Related Party Transactions

The Company entered into an agreement with a member of the Company as a Director and Writer for the second season and paid the member $0 during 2021 and $87,500 during 2020 related to writing and pre-production work on season 2.

During 2019, the Company engaged an advertising agency, which is wholly owned by one of the members of the Company’s parent company. The Company paid the advertising agency $0 in 2021 and $37,925 in 2020.

The Company has entered into various agreements with a company owned by a member of the Company and the member’s spouse to write various books related to the Series. The related company receives a percentage of sales for each book. In total, the amount paid and accrued to the related company for writer fees and book royalties was $269,416 as of December 31, 2021 and $23,741 as of December 31, 2020.

During 2021, the Company engaged a relative of one of the members to provide social media advertising services. The Company paid the related party $5,500 in 2021.

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